Mail Stop 3561

 							December 7, 2005

Mr. Patrick J. Goodman
Senior Vice President and Chief Financial Officer
MidAmerican Energy Holdings Company
P.O. Box 657
Des Moines, IA 50303

	Re:	MidAmerican Energy Holdings Company
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 1, 2005
		Forms 10-Q for Fiscal Quarters Ended
      March 31, 2005, June 30, 2005, and September 30, 2005
		File No. 1-14881
		MidAmerican Funding LLC
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed February 28, 2005
		Forms 10-Q for Fiscal Quarters Ended
      March 31, 2005, June 30, 2005, and September 30, 2005
		File No. 333-90553
		MidAmerican Energy Company
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed February 28, 2005
		Forms 10-Q for Fiscal Quarters Ended
      March 31, 2005, June 30, 2005, and September 30, 2005
		File No. 333-15387

Dear Mr. Goodman:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief